Filed pursuant to Rule 424(b)(3)

Securities Act File No. 333-234759

Investment Company Act File No. 811-23492

FRANKLIN BSP PRIVATE CREDIT FUND

Class A Shares of Beneficial Interest

Advisor Class Shares of Beneficial Interest

Supplement dated April 2, 2024 to the Prospectus and Statement of

Additional Information dated June 14, 2023

This Supplement revises the Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”) dated June 14, 2023, of Franklin BSP Private Credit Fund (the “Fund”). This Supplement updates certain information contained in the Prospectus and SAI. Please review this important information carefully. Capitalized terms used but not defined here have the meanings ascribed to them in the Prospectus.

Commencing on March 28, 2024 and extending through April 30, 2025 (the “Waiver Period”), Benefit Street Partners L.L.C. (the “Adviser”) and the Fund have entered a fee waiver agreement (the “Fee Waiver Agreement”), pursuant to which the Adviser agrees to waive the Management Fee under Investment Advisory Agreement and lower the Expense Cap under the Expense Limitation Agreement to 1.00%. The Adviser may, in its sole discretion and at any time, elect to extend, terminate or modify its temporary waiver upon written notice to the Fund. If the Fee Waiver Agreement is terminated before the end of any month, the Management Fee waiver for the part of the month before such termination shall be prorated. The Fee Waiver Agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement. The Fee Waiver Agreement shall terminate automatically at the end of the Waiver Period unless extended by the Adviser.

This Supplement and the Prospectus and SAI dated June 14, 2023 of the Fund provide relevant information for all shareholders. The Prospectus and SAI of the Fund have been filed with the U.S. Securities and Exchange Commission, and are incorporated by reference. These can be obtained without charge by calling the Fund at 1-833-260-3565 or by writing to the Fund at Benefit Street Partners L.L.C., 9 West 57th Street, 49th Floor, Suite 4920, New York, NY 10019.

Investors Should Retain This Supplement for Future Reference